Exhibit 10.7

SERVICE AGREEMENT	March 2013

Galecto Biotech ApS

and

Hans Schambye

Galecto Biotech ApS

CVR no. 34 87 83 66

Ole Maaloes Vej 3

2200 Copenhagen N

(the “Company”)

and

Hans Schambye

(the “CEO”)

(jointly, the “Parties”)

have today entered into this service agreement (the “Agreement”).

1.	Commencement of service

1.1	The CEO serves as chief executive officer of the Company and effective as of 1 February 2013 this Agreement shall govern the contractual relationship between the Parties.

1.2	The CEO also serves as CEO for the Swedish parent company of the Company, Galecto Biotech AB. The Company and Galecto Biotech AB shall jointly be referred to as the “Companies”.

1.3	The CEO shall be registered as CEO with the Danish and Swedish Commerce and Companies Agency (Erhvervsstyrelsen and Bolagsverket, respectively).

2.	Responsibilities

2.1

The CEO shall be responsible for the day-to-day management of the Companies. The Consultant shall report to the chairman of the Board of Directors of Galecto Biotech AB and the CEO must in good faith comply with the instructions and directions given by the board of directors of Galecto Biotech AB and comply with the instructions to the Managing Director of Galecto Biotech AB set forth in Appendix 2.1.

2.2	The CEO shall perform his duties in accordance with applicable Danish and Swedish laws, hereunder the articles of association of the Companies (in each case as amended from time to time).

3.	Place of work

3.1	The ordinary place of work will be at the Company’s address, Ole Maaloes Vej 3, 2200 Copenhagen N.

3.2	The CEO will be required to travel extensively both in and outside Denmark.

4.	Working hours and duties

4.1	The CEO undertakes to work on a full-time basis, i.e. 37 hours per week, not including a 30-minute lunch break per day.

4.2	The CEO must in good faith devote all his working time and skill in the Company’s service and do his best to promote the Company’s interests.

4.3

The CEO is allowed to act as an advisor or board member for up to three companies. The mentioned activities shall not interfere with the CEO’ duties towards the Company as described in clause 2. In each case the Consultant must obtain written consent of the Board of Directors. The Board of Directors cannot deny the Consultant such activities unless reasonably justified. The current only other engagements of the Consultant, which are already accepted by the Company, are described in Appendix 4.3.

5.	Power to bind the Company

5.1

The CEO is authorised to bind the Companies in all matters relating to the Companies day-to-day management in accordance with the Companies articles of association, subject to the limitations of this Agreement and its Appendices.

6.	Remuneration

6.1

The Company will pay the CEO a fixed annual salary of DKK 1,500,000, payable monthly in arrears at a rate of 1/12 (one-twelfth) into a bank account designated by the Executive Officer. The salary shall also cover the Services to be performed as CEO of Galecto Biotech AB.

6.2

The salary is subject to an annual review in December—the first time in December 2013—with the chairman of the board of directors of Galecto Biotech AB, and any adjustment of the salary will take effect from January the following year of that year.

6.3	The CEO is entitled to receive salary during periods of absence from work due to sickness.

6.4	The CEO is covered by an incentive bonus scheme, see Appendix 6.5.

7.	Pension and insurance

7.1	The Company has no pension scheme. The CEO is therefore himself responsible for the payment of contributions to any pension scheme.

8.	Telephone and computer

8.1	The Company will place a mobile telephone and PC at the CEO’s disposal and pay all expenses relating thereto including internet access at home and when traveling.

8.2

If released from his duties to perform services for the Company, the CEO must at the Company’s request immediately return all property belonging to the Company, including the mobile telephone and the personal computer. As compensation for not having the mobile telephone and personal computer at his disposal, the Company will pay a monthly amount equal to the taxable value of such property.

9.	Tax

9.1	The tax consequences for the CEO as a result of the above benefits are of no concern to the Company and will not give rise to any changes to the CEO’s salary.

10.	Entertainment and business travels

10.1

The Company will reimburse the CEO for all reasonable travelling and entertainment expenses incurred in the service of the Companies on presentation of receipts in accordance with the applicable rules and guidelines.

10.2	The CEO will be given a credit card for the payment of work-related expenses. The credit card may not be used for private purposes.

11.	Holiday

11.1	The CEO is not covered by the provisions of the Danish Holiday Act (ferieloven).

11.2

In each whole calendar year, the CEO is entitled to six (6) weeks’ holiday of which four (4) weeks at the maximum can be taken during the months of July and August. The remaining days of holiday can be taken at any time during the calendar year. The CEO is entitled to full salary during his holiday.

11.3	The CEO must plan his holiday with due regard to the Company’s interests.

11.4

The CEO shall take his annual holidays within the current calendar year and any holidays not taken cannot be carried over or transferred to a subsequent calendar year unless expressly accepted by the board of directors of Galecto Biotech AB. No special holiday pay is payable to the CEO in connection with the annual holidays or upon termination of this Agreement.

11.5

In the event of termination of this Agreement for whatever reason, the CEO shall take any accrued holidays during the period of notice and shall not be entitled to any kind of compensation if he has not been able to take his holidays prior to the termination date of this Agreement.

12.	Return of property

12.1

If released from his duty to perform services for the Company, the CEO must at the Company’s request immediately return all material and property belonging to the Company, including all information subject to the duty of confidentiality, regardless of the form or medium in which it exists, and all keys/entrance cards, etc.

12.2

On the effective date of termination of this Agreement, the CEO must return all material and property belonging to the Company, including all information subject to the duty of confidentiality, regardless of the form or medium in which it exists, and all keys/entrance cards, etc. The CEO is not entitled to exercise any right of retention in respect of such material or property regardless of whether the CEO has a claim against the Company.

13.	Confidentiality

13.1

The CEO shall not (either during the continuance of the Agreement with the Company or any time thereafter) disclose any confidential information of the Company, including, but not limited to, technical processes and know-how, intellectual property rights, customer and supplier files and information, project information and investments plans, and communications regarding the Company, to any person other than designated employees, shareholders and board members of the Company as well as designated investors, and all such information, either in electronic, printed or verbal form will remain the property of the Company and shall not be used by the CEO (either during the continuance of the Agreement by the Company or at any time thereafter) for his own purpose or for any purpose other than those of the Company. For purposes of the foregoing, the term “confidential information” does not include any information which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure by the CEO in breach of his obligations herein), or (ii) is required to be disclosed by applicable law, regulation or legal process.

13.2

In the event that the CEO is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any confidential information of the Company, the CEO will notify the Company promptly so that, if practicable, the Company may seek to protect its interest, including a request for a private hearing in connection with legal proceedings, or in the Company’s sole reasonable discretion, waive compliance with the terms of this clause. In the event that no such private hearing or other remedy is obtained, or that the Company waives compliance with the terms of this clause, the CEO will furnish only the portion of the confidential information, which the CEO is advised by counsel will be legally required.

13.3

The CEO shall neither during the term of the Agreement nor after the Termination make any negative statements about the Company to customers or employees of the Company or the media unless such statements are required by applicable law or regulation.

14.	Intellectual property rights

14.1

The CEO assigns absolutely, irrevocably and exclusively to the Company all rights in intellectual property (including rights in inventions, creations, designs, trademarks and other marks as well as copyrights and any associated rights, including to the widest extent possible moral rights) and rights under the Danish Marketing Practices Act (markedsforingsloven’) and similar rules of law and rights in know-how created by the CEO during his employment or any rights which are otherwise the result of or related to the employment. The assignment includes any right which may be exercised at any time under the rules of law in any jurisdiction whatsoever.

14.2

The assignment is subject to no restrictions whatsoever, and the Company is entitled to re-assign such rights in whole or in part. To the extent possible, the provisions of ss 53-56 of the Danish Copyright Act (ophavsretsloven) and similar rules of law have been derogated from to the Company’s benefit.

14.3

The CEO is at any time obliged to perform any act which, in the Company’s or its successors’ commercially reasonable judgment, is necessary or appropriate to create or verify the assigned rights or the transfer of such rights to the Company or its successors. By his signature on this Agreement, the CEO irrevocably authorises the Company or its successors to execute on his behalf all documents required to this end. If a personal signature is required, the CEO must sign such documents without undue delay.

14.4

The CEO’s salary is determined in consideration of the duties to be performed by his during his employment with the Company, and of the efforts which the CEO is expected to devote in the Company’s service. Consequently, the CEO’s salary includes remuneration for the assignment of the CEO’s intellectual property rights etc. to the Company, and the CEO will therefore not be entitled to separate payment for such rights. The CEO and the Company agree with reference to the salary determination principles that the CEO, as a general rule, will not be entitled to compensation pursuant to s. 8 of Danish Employees’ Inventions Act (lov oin arbejdstageres opfindelsef) or similar rules of law.

15.	Termination

15.1	The Company may terminate this Agreement by nine (9) months’ written notice to expire on the last day of a month.

15.2	The CEO may terminate this Agreement by three (3) months’ written notice to expire on the last day of a month.

15.3

If due to sickness the CEO has been unable to perform his duties under this Agreement for 120 days in a twelve (12) months’ period, the Company shall be entitled to terminate this Agreement with one (1) months’ prior written notice to expire at the end of a month.

16.	Breach of agreement

16.1

In case of the Company’s or the CEO’s material breach of this Agreement, the other Party will be entitled to terminate this Agreement without notice (ophaevelse) or at a notice to expire on an optional date to be determined by the party not in breach.

16.2	For the purpose of this Agreement a material breach of the Shareholder Agreement by the CEO or the Companies shall also be deemed a material breach of this Agreement.

16.3

In case the Company terminates this Agreement without notice and with just case due to the Executive Officer’s material breach of this Agreement, the Executive Officer’s right to remuneration ends on the date on which the Executive Officer’s stops performing services for the Company (fratraedelsestidspunktet).

16.4	The Party committing the breach—whether the breach is material or not—must indemnify the aggrieved party for any loss suffered by that party due to the breach of this Agreement.

16.5	If the termination is caused by the CEO’s breach of this Agreement, the CEO shall only be entitled to remuneration until the time of the termination of the Agreement.

17.	Non-competition

17.1

During the Term of the Agreement and in the event of termination of the Agreement, whether by the Company or the CEO, or for any other reason whatsoever, the CEO may not, without the board’s written permission, for a period of twelve (12) months following the termination, whether directly or indirectly, engage in or become financially interested in any business (whether as owner, shareholder, employee, consultant, director, board member or in any other manner whatsoever) that competes directly or indirectly with the business field of the Companies. The business field is defined as: “Research & Development, Marketing and Sales of therapeutic or diagnostic products based on galectins or compounds interacting with galectins”.

17.2

The concept “business that competes directly or indirectly with” shall encompass any kind of commercial business which is researching in, developing, producing, marketing, distributing, selling (incl. acting as agent for and/or exporting) products, compounds, services etc. related to the business field. In assessing whether a breach may have been committed, the competitive situation at the date of termination of this Agreement shall be decisive, or—in the event the potential breach has occurred during the term of this Agreement—at the time of such potential breach.

17.3	Considering inter alia the nature of the Companies activities, the Parties hereto agree that the geographical area covered by this non-competition clause shall be the entire world.

17.4

The non-competition clause shall not apply if the Agreement is terminated by the Company without the Company having reasonable cause, or if the CEO terminates the Agreement due to the Company having committed a material breach.

17.5

In case of any breach of this non-competition clause, an injunction may be applied for, and the CEO shall be liable to pay an agreed penalty equal to six (6) months’ Base Salary for any one breach hereof. Payment of the agreed penalty shall not cause the non-competition clause to be terminated. If the Company’s losses exceed the amount of the agreed penalty, the CEO shall indemnify the Company for such loss. In addition, the CEO shall cause the unlawful condition to be discontinued immediately.

17.6

The CEO shall receive compensation for undertaking the Non-Competition Clause. The compensation shall be equal to 50 percent of the CEO’s salary on termination of employment and be payable as from termination of employment until expiry of the non-competition clause. For the first three (3) months, the compensation shall be paid out in a lump sum (minimum compensation) upon termination of employment and subsequently on a monthly basis in arrears for the duration of the Non-Competition Clause.

17.7

The Company may at its discretion choose not to enforce the non-competition clause. If the non-competition clause is expressly not enforced this clause 18 shall be void. I such case, the CEO will not be entitled to compensation according to clause 18.6.

18.	General provisions

18.1	The CEO is not covered by the provisions of the Danish Salaried Employees Act (funktionderioven) or the Danish Holiday Act (ferieloven).

18.2	The tax treatment of payments under this Agreement is of no concern to the Company.

18.3

The CEO must keep the Company informed of his current address to the effect that a termination of employment forwarded by the Company to the address most recently provided by the CEO may be regarded as given with a legal and valid notice.

19.	Disputes - arbitration

19.1

Any dispute arising out of this Agreement will be settled in accordance with the Rules of Arbitration Procedure of the Danish Institute of Arbitration. All members of the arbitration tribunal will be appointed by the Institute in accordance with the said rules.

19.2	The Parties agree that prior to initiating arbitration they will attempt in good faith to settle any such dispute amicably.

19.3	The place of arbitration shall be Copenhagen, Denmark, and the language of the arbitration shall be Danish.

20.	Counterparts and amendments

20.1	This Agreement is signed in duplicate, each Party retaining one (1) counterpart.

20.2	This Agreement supersedes all previous service or consultancy contracts between the Parties and other companies within the Group.

20.3	The Parties agree and acknowledge that any changes or amendments to this Agreement must be approved by the Board of Directors of Galecto Biotech AB to have any legal effect.

Copenhagen, April 23, 2013		Copenhagen, April 23, 2013

/s/ Stephan Christgau	/s/ Søren Lemonius	/s/ Hans Schambye
Stephan Christgau	Søren Lemonius	Hans Schambye
Galecto Biotech ApS

21.	Appendices

Appendix 2.1:	Rules of procedure

Appendix 4.4:	List of other engagements

Appendix 6.5:	Bonus scheme

Galecto Biotech AB hereby accedes to the terms and conditions of this Agreement and guarantees for Galecto Biotech ApS’ performance of all obligations towards Hans Schambye:

/s/ Stephan Christgau
Stephan Christgau
Galecto Biotech ApS

Appendix 6.5: Bonus scheme

The CEO is entitled to an milestone based bonus every year of employment.

The applicable terms and conditions for the bonus, including the targets, shall be determined each year in the sole discretion of the Company following consultation with the CEO.

The bonus, which maximally amounts to DKK 400,000 (“Target Bonus”) for the year 2013 will be adjusted annually as part of the annual review as described in section 6.2 The following targets have been decided for 2013.

50% of Target Bonus:

•	Tox batch delivered

•	Clinical formulation identified

•	28 day tox study in two species completed

•	Agreement reached with Tufts University

•	Assessment of device opportunities completed

25% of Target Bonus :

•	0 Validation of second indication for Gal-3 inhibitors

•	0 Hire Chief Medical Officer

25% of Target Bonus:

•	0 Identification of gal-3 inhibitor with 10% oral bioavailability

•	0 IND or similar filed

For each of the three bonus categories mentioned above, the Board of Directors of Galecto AB shall after consultation with the CEO determine to what extent the targets have been met. If the targets have only been met partly, the bonus shall be prorated for each of the relevant categories.

By the end of December each year the Parties will discuss whether the targets have been met and then the Board of Directors will make their decision so that the bonus, if any, can be paid to the CEO together with the salary for December.